EXHIBIT 99.1

Jones Soda Reports Second Quarter 2023 Results

Bottom Line Continued to Improve with Further Reductions in Operating Expenses and Gross Margin Expanding by 440 Basis Points

SEATTLE, Aug. 09, 2023 (GLOBE NEWSWIRE) -- Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones Soda” or the “Company”), the original craft soda known for its unconventional flavors and user-submitted photo labels, announced its financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Financial Summary vs. Year-Ago Quarter

  Revenue was $4.8 million compared to $6.0 million. The second quarter of 2023 included approximately $400,000 in revenue from the Company’s new cannabis business.
  Gross profit as a percentage of revenue increased 440 basis points to 32.4% compared to 28.0%.
  Net loss improved to $1.0 million, or $(0.01) per share, compared to a net loss of $1.4 million, or $(0.02) per share.
  Adjusted EBITDA1 improved to approximately $(729,000) compared to $(1.1) million.

Management Commentary

“I’m proud to report Jones Soda sustained its momentum in the second quarter with strong gross margin expansion and further improvements to our bottom line,” said David Knight, the new President, and CEO of Jones Soda. “While the Company’s strong performance in the first half of 2022 continued to present a difficult year-over-year revenue comparison, our Q2 sales revenue numbers were in-line with expectations, and I believe our team made significant progress setting us up for success in the back-half of the year. While I’ve only been at the helm of Jones Soda for approximately six weeks, the operational rigor and determination throughout the organization has me excited about the Company’s potential future growth trajectory.

“From a core bottled soda perspective, we continue to expand our retail presence across multiple channels by building upon relationships with existing customers and establishing new relationships with potential customers. In particular, we are returning to individual bottle sales with one of our major retailers, which we believe will help increase sales velocity in the back-half of 2023. We believe our pricing strategy has also held up with consumers, and our focus on product costs, warehousing and freight continue to improve margins. Additionally, we continue to be aggressive with our unique and targeted promotional strategies. I believe that the reception we received from our customers regarding our PRIDE labels in June proves that our marketing team understands what resonates best with our customer base, and we intend to continue to leverage these tactics to further expand brand awareness and gain market share.

“Turning to Mary Jones, our revenues from cannabis products doubled to approximately $400,000 in Q2 2023 from $200,000 in Q1 2022. During the second quarter of 2023, we continued to grow our product portfolio with the addition of two new flavors in two new formats. We’re also pleased to report that we remain on track with our footprint expansion as we expect to be fully operational in three new states by the end of the year. We believe we have only begun to scratch the surface within the cannabis industry, and we are highly confident in our ability to unlock the significant upside we see in this business to further bolster our consolidated financial performance.

“Overall, I’m very pleased with the progress we’ve made through the first half of the year and believe that we are on track for an even better back-half of the year. It is clear to me that Jones Soda has significant brand equity in the broader consumer environment. I firmly believe we have the right team and right strategy in place to capitalize on the power of our brand as we further scale our business across industries with innovative product offerings. Ultimately, we believe this will translate into significant value for our stakeholders and we look forward to delivering on those expectations.”

Second Quarter 2023 Financial Results

Revenue in the second quarter of 2023 was $4.8 million compared to $6.0 million in the prior year period. The decrease in the current quarter was primarily attributable to the prior year period having approximately $1,000,000 in revenues from core bottle soda sales from a one-time inventory stocking event with one of our largest retailers in 2022 that was not repeated in 2023. In addition, the Company’s cannabis segment generated approximately $400,000 in revenue in the second quarter of 2023 compared to $200,000 in revenue in the first quarter of 2023 and no revenue in the second quarter of 2022.

Gross profit as a percentage of revenue increased 440 basis points to 32.4% for the second quarter of 2023 compared to 28.0% in the year-ago period. This increase was primarily driven by continued strategic pricing adjustments, along with lower freight costs and raw material costs.

Net loss for the second quarter of 2023 improved to $1.0 million, or $(0.01) per share, compared to a net loss of $1.4 million, or $(0.02) per share, in the second quarter of 2022. The improvement in net loss was primarily attributable to the expansion in gross profit margin and a decrease in total operating expenses in the second quarter of 2023 compared to the same quarter of 2022.

Adjusted EBITDA1 improved to $(729,000) in the second quarter of 2023 compared to $(1.1) million in the second quarter of 2022, mostly as a result of the aforementioned gross profit margin expansion and lower total operating expenses.

At June 30, 2023, cash and cash equivalents totaled $5.1 million compared to $8.0 million at December 31, 2022.

_______________________
1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2023.

Date: Wednesday, August 9, 2023
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-844-826-3035
International dial-in number: 1-412-317-5195
Conference ID: 10181555

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 16, 2023.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10181555

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA which is not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss under “Jones Soda Co. Non-GAAP Reconciliation” at the end of this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which management evaluates the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding the Company’s current ability to generate cash flow. Adjusted EBITDA is not intended to be considered in isolation or as a replacement for, or superior to Net Loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with subsidiaries dedicated to cannabis products. The Company markets and distributes premium craft sodas under the Jones® Soda and Lemoncocco® brands, and a variety of cannabis products under the Mary Jones brand. Jones' mainstream soda line is sold across North America in glass bottles, cans and on fountains through traditional beverage outlets, restaurants and alternative accounts. The Company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to effectively utilize the proceeds from its financings completed in 2022; the Company’s ability to continue to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and to manage factors affecting its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”) on March 29, 2023 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

David Knight
President and CEO
1-206-624-3357

Investor Relations Contact:

Cody Cree
Gateway Group
1-949-574-3860
JSDA@gateway-grp.com

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)

	June 30, 2023	December 31, 2022
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$5,076	$7,971
Accounts receivable, net of allowance of $145 and $110, respectively	3,532	3,170
Inventory	2,538	2,621
Prefunded insurance premiums from financing	204	612
Prepaid expenses and other current assets	1,186	601
Total current assets	12,536	14,975
Fixed assets, net of accumulated depreciation of $333 and $309, respectively	121	127
Total assets	$12,657	$15,102
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,039	$1,070
Accrued expenses	1,556	1,643
Insurance premium financing	204	612
Taxes payable	2	10
Total current liabilities	2,801	3,335
Total liabilities	2,801	3,335
Shareholders’ equity:
Common stock, no par value:
Authorized — 800,000,000 issued and outstanding shares — 101,058,135 shares and 100,263,135 shares, respectively	90,110	89,680
Accumulated other comprehensive income	333	287
Accumulated deficit	(80,587)	(78,200)
Total shareholders’ equity	9,856	11,767
Total liabilities and shareholders’ equity	$12,657	$15,102

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)

Revenue	$4,806	$6,015	$8,676	$10,538
Cost of goods sold	3,247	4,328	5,982	7,614
Gross profit	1,559	1,687	2,694	2,924
Gross profit %	32.4%	28.0%	31.1%	27.7%

Operating expenses:
Selling and marketing	1,080	1,076	2,112	2,219
General and administrative	1,508	1,882	2,964	3,404
	2,588	2,958	5,076	5,623
Loss from operations	(1,029)	(1,271)	(2,382)	(2,699)
Interest income	18	2	18	4
Interest expense	-	(146)	-	(377)
Other income (expense), net	4	(11)	(1)	(11)
Loss before income taxes	(1,007)	(1,426)	(2,365)	(3,083)
Income tax expense, net	(17)	(9)	(22)	(16)
Net loss	$(1,024)	$(1,435)	$(2,387)	$(3,099)

Net loss per share - basic and diluted	$(0.01)	$(0.02)	$(0.02)	$(0.04)
Weighted average common shares outstanding - basic and diluted	100,880,113	95,303,482	100,667,058	87,539,631

JONES SODA CO. NON-GAAP RECONCILIATION (Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
GAAP net income (loss)	$(1,024)	$(1,435)	$(2,387)	$(3,099)
Stock based compensation	274	117	540	386
Interest income	(18)	(2)	(18)	(4)
Interest expense	-	146	-	377
Income tax expense, net	17	9	22	16
Depreciation and Amortization	22	18	30	34
Non-GAAP Adjusted EBITDA	$(729)	$(1,147)	$(1,813)	$(2,290)